Exhibit 99.1

Cellu Tissue Holdings, Inc. to File a Form 12b-25 with the Securities and Exchange Commission

Alpharetta, GA. – January 8, 2009—Cellu Tissue Holdings, Inc. (the “Company”) announced today that the Company is reviewing its financial statements for the 2007 and 2008 fiscal years, as well as its quarterly financial statements for the first two quarters of fiscal 2009. This review may result in a restatement of the Company’s financials for the 2007 and 2008 fiscal years, as well as its quarterly financial statements for the first two quarters of fiscal 2009.  The Company is reviewing (i) accounting for deferred taxes in connection with purchase accounting in fiscal year 2007 and other purchase accounting items from that fiscal year, (ii) classification of shipping and handling fees and costs under EITF 00-10 and (iii) accounting treatment of other selected accounts.

Specifically, the Company has determined that it made an error in recording a deferred tax asset associated with the contingent liability for the earn-out due from the Company to its former owners.  This earn-out was recorded in June 2006 as part of purchase accounting under SFAS 141 in connection with the acquisition of the Company by Weston Presidio. This error has had no impact on reported EBITDA, net cash position or cash flow and does not impact the Company’s past or future cash tax obligations.  The Company is presently reviewing other purchase accounting items in connection with the acquisition and cannot currently determine whether further errors will be identified.

Additionally, the Company is reviewing its interpretation of EITF 00-10 regarding shipping and handling fees charged to customers to determine if those fees should be classified as cost of goods sold.  Historically, the Company has classified shipping and handling fees charged to customers as a reduction in gross sales.  This classification has been consistently disclosed in the Company’s public filings.  Such a reclassification would not impact the Company’s gross profit, EBITDA, net income, net cash position or cash flow.

The Company anticipates that this review will not be completed in time to file its Form 10-Q for the quarter ended November 27, 2008 by the January 12, 2009 due date.  Consequently, the Company intends to file a Form 12b-25 with the Securities and Exchange Commission on January 12, 2009 to extend the due date for its third quarter Form 10-Q from January 12, 2009 to January 20, 2009.

Third Quarter 2009 Operating Results

The results of the Company’s recently completed third quarter ended November 27, 2008 are expected to be consistent with the Company’s recent quarters and will include the benefit of the Atlantic Paper & Foil acquisition for the full period.

“Our business remains strong, and we continue to successfully grow the business and improve our results” said Russell C. Taylor, President and Chief Executive Officer of Cellu Tissue Holdings, Inc.

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to statements regarding the potential for the Company to restate its historical financial statements, the anticipated reclassification of certain shipping and handling fees, the impact of any errors or reclassification on the Company’s results of operations and financial condition, the results of the Company’s third quarter and the Company’s expected timing of filing its third quarter Form 10-Q.  All of these statements and any other forward-looking statements are subject to risks, assumptions and uncertainties which may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements.  All forward-looking statements included in this release are based upon information available to the Company as of the date of the release, and the Company assumes no obligation to update or revise any such forward-looking statements.